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Exhibit 10.18

EXECUTION COPY

WKI Holding Company, Inc. Stockholder Letter

                      April 19, 2016

GP Investments Acquisition Corp.
150 E. 52nd Street, Suite 5003
New York, New York 10022

Ladies and Gentlemen:

        Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), among GP Investments Acquisition Corp. ("Acquiror"), Let's Go Acquisition Corp., WKI Holding Company, Inc. (the "Company"), and, solely in its capacity as the initial Holder Representative thereunder, WKI Group, LLC. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement and, in the case of Section 2, the meanings ascribed to such terms in the Registration Rights Agreement, dated as of May 19, 2015 (the "Registration Rights Agreement"), among Acquiror, GPIC (as defined below) and the other parties thereto.

        In accordance with the terms and subject to the conditions set forth in this letter agreement (this "Agreement"), (i) as an inducement to Acquiror entering into the Merger Agreement, each of the undersigned Principal Stockholders and Lock-up Stockholders (collectively, the "WK Holders") has agreed to certain transfer restrictions in respect of the portion of the Aggregate Stock Consideration received by such WK Holders (as to each such WK Holder and as adjusted for any reclassification, recapitalization, stock split or combination, exchange or readjustment, stock dividend or stock distribution, the "Acquiror Shares") and (ii) as an inducement for the WK Holders entering into this Agreement Acquiror has agreed to certain limited registration rights in respect of such portion of the Aggregate Stock Consideration. This Agreement memorializes the parties' agreement regarding the foregoing and certain other matters on which the parties have agreed. Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.
Lock-up.

(a)
From the Closing Date until the first anniversary thereof (the "Lock-up Period"), no WK Holder shall Transfer (unless otherwise permitted under Section 1(b), Section 1(c) or Section (2)). "Transfer" shall mean (i) sell, offer, assign, hedge, transfer, pledge, hypothecate, or otherwise encumber or dispose of, by operation of Law or otherwise, directly or indirectly, voluntarily or involuntarily any Acquiror Shares received by such WK Holder pursuant to the Merger Agreement, or enter into any Contract with respect to any of the foregoing; or (ii) enter into any swap, hedge, put, call or short position or any other Contract or any transaction designed to or which would reasonably be expected to lead to or result in, in whole or in part, directly or indirectly, a transfer of the economic consequence of ownership of any Acquiror Shares, whether such transaction is to be settled by delivery of any Acquiror Shares or other securities of any Person, in cash or otherwise. For the avoidance of doubt, nothing in the preceding sentence shall apply to transactions relating to shares of Acquiror Common Stock or other securities of the Acquiror acquired in open market transactions after the Closing Date.

(b)
Notwithstanding the provisions set forth in paragraph 1(a), Transfers of Acquiror Shares or any security convertible into Acquiror Shares that are held by the WK Holders or their permitted transferees (that have complied with this paragraph 1(b)), are permitted (a) to the

    Acquiror's officers or directors, any affiliates or family members of any of the Acquiror's officers or directors, any members of GPIC Ltd. ("GPIC") or their affiliates, any affiliates of GPIC, any other WK Holder or any affiliates or family members of any WK Holder; (b) in the case of an individual, transfers by gift to a member of the individual's immediate family, to a trust, the beneficiary of which is a member of the individual's immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, transfers pursuant to a qualified domestic relations order; (e) in the case of an entity, transfers as a distribution to partners, members or stockholders of such entity or to any corporation, partnership, limited liability company, trust, business entity or investment fund, customer account or other entity controlled by or under common control or management with such entity, (f) in the case of an entity, to the undersigned's affiliates or to any investment fund or other entity controlled or managed by such entity, (g) in the event of the Company's completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company's shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of the Company's initial Business Combination; (h) with the prior written consent of the Acquiror, (i) as a bona fide gift, (j) transferring Acquiror Shares to any trust for the direct or indirect benefit of the WK Holder, provided, that that any such transfer shall not involve a disposition for value, (k) to establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Acquiror Shares, provided, that such plan does not provide for the transfer of Acquiror Shares during the Lock-up Period, and (l) solely with respect to the Oaktree Capital Entities, to make bona fide pledges of Acquiror Shares or other Company securities by the Oaktree Capital Entities pursuant to foreign exchange swap agreements and custody agreements entered into by the Oaktree Capital Entities in the ordinary course of business; provided, however, that in the case of clauses (a) through (j), these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

  (c)
  If GPIC, any member of GPIC or any of the Acquiror's officers, directors, and director nominees is granted an early release from the lock-up restrictions described in paragraphs 7(a) and 7(b) of the letter agreements dated May 19, 2015 between GPIC, each member of GPIC and each of the Acquiror's officers, directors, and director nominees (the "Insider Letters") during any period in which the WK Holders are subject to the restrictions set forth in paragraph 1(a), then each WK Holder shall also be granted an early release from the obligations described in paragraph 1(a) on a pro rata basis, based on the percentage of shares held by such person being released from such person's lock-up obligations under the Insider Letters. The Company shall provide notice to the WK Holders upon the occurrence of any such early release that gives rise to a corresponding release of a WK Holder's lock-up obligations hereunder.

  (d)
  Notwithstanding Section 1(a), commencing the day following the date that is six (6) months from the Closing Date and until the expiry of the Lock-up Period, a WK Holder may Transfer Acquiror Shares at any time following the date upon which such WK Holder delivers a written notice to GPIAC (in any manner recognized under Section 13.3 of the Merger Agreement) that the volume weighted average price (VWAP) as quoted on Bloomberg L.P. (including written evidence thereof) for the 20 trading days ending on the trading date that is immediately prior to the date of such notice is in excess of $12.00 per Acquiror Share.

  (e)
  An attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of Acquiror. In order to ensure compliance with the restrictions referred to herein, each WK Holder agrees that Acquiror may issue appropriate "stop transfer"

    certificates or instructions, which shall be set to automatically expire and be withdrawn at the expiry of the Lock-up Period.

  (f)
  Promptly following expiration of the Lock-up Period (or such earlier time as a Transfer may be permitted hereunder, including pursuant to Section 1(d) above), Acquiror shall withdraw any stop transfer certificates or instructions.

2.
Piggyback Registration Rights.

(a)
If during the Lock-up Period, Acquiror proposes to file a Registration Statement (other than a Registration Statement of the type described in clauses (i)-(iv) of Section 2.2.1 of the Registration Rights Agreement) in connection with an Underwritten Offering in which GPIC, or any Affiliate of GPIC is participating (a "Qualifying Piggyback Registration"), then Acquiror shall provide notice thereof to the WK Holders containing the same information as required in connection with a Piggyback Registration.

(b)
If, within four (4) Business Days of the date of the notice described in Section 2(a), one or more WK Holders have requested to participate in such Qualifying Piggyback Registration, then Acquiror, GPIC and GPIAC shall amend the Registration Rights Agreement to add any such WK Holders as parties thereto solely for the purposes of, and subject in all respects to the obligations of a Holder in respect of, participation in such Qualifying Piggyback Registration; provided, however, that such WK Holders shall participate in such Qualifying Piggyback Registration Pro Rata with and, as to priority, pari passu with GPIC and GPIAC.

3.
Secondary Shelf Registration Rights.

(a)
If during the period beginning on the Closing Date and ending on the third anniversary thereof (the "Shelf Period") Acquiror proposes to file a short-form shelf registration statement on Form S-3 under the Securities and Exchange Act of 1933 for a secondary offering or resale of registered Acquiror Shares (a "Shelf Registration") in which GPIC or any Affiliate of GPIC is participating, then Acquiror shall provide notice thereof to the WK Holders.

(b)
If, within four (4) Business Days of the date of the notice described in Section 3(a), one or more WK Holders have requested to participate in such Shelf Registration, then Acquiror shall allow such include such WK Holders in such Shelf Registration pro rata with and, as to priority, pari passu with GPIC and GPIAC

4.
Nominee Director and Related Voting Matters.

(a)
Resignation of Nominee Director. Promptly, and in any event within two (2) Business Days, of W Capital Partners II, L.P. ("W Capital") holding less than that number of Acquiror Shares received by W Capital at the Closing pursuant to the Merger Agreement (the "Ownership Threshold"), W Capital shall deliver (i) written notice to Acquiror (in any manner recognized under Section 13.3 of the Merger Agreement) that W Capital no longer satisfies the Ownership Threshold and (ii) a validly-executed, written resignation of the Nominee Director as a director of the Acquiror. The Acquiror Board (other than the Nominee Director) may choose, at its sole discretion, whether or not to accept the resignation of the Nominee Director as tendered in accordance with clause (ii) of the preceding sentence. If the Acquiror Board accepts such resignation, all of the Nominee Director's rights and privileges as a director of Acquiror shall cease (other than those with respect to indemnification protections and reimbursement of expenses on the same basis as provided to former directors of the Acquiror Board) and Acquiror shall be relieved of its obligations under Section 7.8 of the Merger Agreement.

(b)
Implications for Non-Election. If W Capital satisfies the Ownership Threshold at such time (or times, as the case may be) as the Nominee Director is nominated by the Acquiror Board for election by Acquiror's stockholders and the Acquiror complies with its obligations under Section 7.8 of the Merger Agreement with respect to inclusion of the name of the Nominee Director in any solicitation of proxies for election of directors, and following such nomination and compliance, the Nominee Director fails to be elected by the Acquiror stockholders in such election, then Acquiror's obligations under Section 7.8 of the Merger Agreement shall become null and void and of no further force and effect, provided, that the Acquiror agrees that it shall include the name of the Nominee Director in any solicitation of proxies and recommend such Nominee Director for election to the Acquiror Board on the same basis as any director that is a nominee of GPIC and/or its affiliates.

5.
General Provisions. Section 1.2 and Article XIII of the Merger Agreement shall apply mutatis mutandis to this Agreement; provided, that the notice address for each WK Holder shall be as set forth on Schedule A attached hereto (which may be updated by delivery of a written notice to Acquiror in accordance with Section 13.3 of the Merger Agreement).

[Remainder of Page Intentionally Left Blank.]

        Each of the undersigned has all requisite power and authority, including any necessary approval by its governing body, to execute and deliver this Agreement and to perform its obligations hereunder. If this Agreement accurately sets forth our agreement, please execute it where indicated and return a copy to us.

Very truly yours,
W Capital Partners II, L.P.
By:	WCP GP II, L.P., its general partner
By:	WCP GP II, LLC, its general partner
By:	/s/ STEPHEN WERTHEIMER
	Name:	Stephen Wertheimer
	Title:	Managing Member
Oaktree Capital Management, L.P., on behalf of certain funds and accounts it manages which hold Company shares which held Corporation's shares
By:	/s/ KEN LIANG
Name:
Title:
By:	/s/ ROBERT O'LEARY
Name:
Title:

LOCK-UP STOCKHOLDERS
/s/ CARL WARSCHAUSKY
Name:	Carl Warschausky
/s/ STEPHEN EARHART
Name:	Stephen Earhart
/s/ LEE MUIR
Name:	Lee Muir
/s/ KRIS MALKOSKI
Name:	Kris Malkoski
/s/ JONATHAN FREEMAN
Name:	Jonathan Freeman
/s/ DEBORAH PASKIN
Name:	Deborah Paskin
/s/ ED FLOWERS
Name:	Ed Flowers

AGREED AND ACKNOWLEDGED (as of the date indicated above): GP Investments Acquisition Corp.
By:	/s/ ANTONIO BONCHRISTIANO
	Name:	Antonio Bonchristiano
	Title:	Chief Executive Officer
AGREED AND ACKNOWLEDGED, solely in respect of Section 2(b) hereof (as of the date indicated above):
GPIC, Ltd.
By:	/s/ ANTONIO BONCHRISTIANO
	Name:	Antonio Bonchristiano
	Title:	Authorized Signatory
GPIAC, LLC
By:	/s/ ANTONIO BONCHRISTIANO
	Name:	Antonio Bonchristiano
	Title:	Authorized Signatory

 Schedule A

WK Holder Notice Addresses

W Capital Partners II, L.P.
c/o W Capital Partners
400 Park Avenue, Suite 910
New York, NY 10022
Attention: Katie Stitch
Telecopy: (212) 561 5241
Email: kstitch@wcapgroup.com

Oaktree Capital Management, L.P.
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: Ken Liang, Managing Director
Email: kliang@oaktreecapital.com

Lock-up Stockholders

Carl Warschausky
c/o WKI Holding Company, Inc.
9525 West Bryn Mawr Avenue
Suite 400
Rosemont, IL 60018
Email: WarschauskyC@worldkitchen.com

Stephen Earhart
c/o WKI Holding Company, Inc.
9525 West Bryn Mawr Avenue
Suite 400
Rosemont, IL 60018
Email: EarhartS@worldkitchen.com

Deborah Paskin
c/o WKI Holding Company, Inc.
9525 West Bryn Mawr Avenue
Suite 400
Rosemont, IL 60018
Email: PaskinDC@worldkitchen.com

Lee Muir
c/o WKI Holding Company, Inc.
9525 West Bryn Mawr Avenue
Suite 400
Rosemont, IL 60018
Email: MuirLW@worldkitchen.com

Kris Malkoski
c/o WKI Holding Company, Inc.
9525 West Bryn Mawr Avenue
Suite 400
Rosemont, IL 60018

Ed Flowers
c/o WKI Holding Company, Inc.
9525 West Bryn Mawr Avenue
Suite 400
Rosemont, IL 60018
Email: FlowersEW@worldkitchen.com

Jonathan Freeman
c/o WKI Holding Company, Inc.
9525 West Bryn Mawr Avenue
Suite 400
Rosemont, IL 60018

QuickLinks

  Exhibit 10.18
  EXECUTION COPY
WKI Holding Company, Inc. Stockholder Letter
  Schedule A
WK Holder Notice Addresses